Exhibit 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185	Trading Symbol: VGZ NYSE American and TSX Stock Exchanges

NEWS

Vista Gold Corp. Announces Voting Results from Annual General Meeting

Denver, Colorado, April 29, 2021 - Vista Gold Corp. (“Vista” or the “Company”) (NYSE American and TSX: VGZ) today announced the voting results from its annual general and special meeting of shareholders held on Thursday, April 29, 2021 (the “Meeting”).

A total of 52,443,389 common shares in the capital of the Company (“Common Shares”) were represented at the meeting, being 50.52% of the Common Shares. Detailed results for the ballot votes for the election of directors are as follows:

Proposal	Votes For %	Votes Withheld %
Election of John M. Clark as Director	97.69	2.31
Election of Frederick H. Earnest as Director	98.71	1.29
Election of W. Durand Eppler as Director	97.67	2.33
Election of Deborah J. Friedman as Director	98.13	1.87
Election of C. Thomas Ogryzlo as Director	97.61	2.39
Election of Michael B. Richings as Director	96.95	3.05
Election of Tracy A. Stevenson as Director	97.75	2.25

In addition, at the Meeting, shareholders appointed Plante & Moran PLLC as auditors of the Company and passed ordinary resolutions to approve: on an advisory basis, the compensation of the Company’s Named Executive Officers and all unallocated stock options under the Company’s Stock Option Plan.

About Vista Gold Corp.

The Company is a gold project developer. The Company’s flagship asset is the Mt Todd gold project in Northern Territory, Australia. Mt Todd is the largest undeveloped gold project in Australia.

For further information, please contact Pamela Solly, Vice President of Investor Relations, at (720) 981-1185 or IR@vistagold.com. You may also visit our website at www.vistagold.com.